Exhibit 99.1

Stoke Therapeutics Appoints Julie Anne Smith to its Board of Directors

Ms. Smith brings significant experience in biotech leadership and genetic diseases

BEDFORD, Mass., June 4, 2020 — Stoke Therapeutics, Inc., (Nasdaq: STOK), a biotechnology company pioneering a new way to treat the underlying cause of genetic diseases by precisely upregulating protein expression, today announced the appointment of Julie Anne Smith to its Board of Directors. Ms. Smith has also been appointed to the Compensation Committee of the Board of Directors. Ms. Smith will replace Samuel Hall, Ph.D., whose term on the Board of Directors expired.

“Julie brings more than two decades of experience in the life sciences industry, with a strong track record of successfully developing and commercializing medicines for rare and inherited diseases. Her expertise in drug development for neurodegenerative diseases will be particularly valued as we advance STK-001 for Dravet syndrome into the clinic later this year,” said Edward M. Kaye, M.D., Chief Executive Officer of Stoke Therapeutics. “We thank Sam for his many important contributions to Stoke from our inception and as we matured through our successful IPO to become a public company prepared to enter the clinic with STK-001, the first potential medicine developed using our TANGO platform. We welcome Julie to the Board and look forward to her insights and contributions.”

“This is an exciting time for Stoke as it transitions to a clinical stage company and looks to the future,” said Ms. Smith. “I am pleased to work with the Board members and the executive leadership team as they advance their work in Dravet and expand the pipeline to help people who are living with severe genetic diseases and realize the potential of the TANGO platform.”

Ms. Smith currently serves as President and CEO of ESCAPE Bio, Inc., a biotechnology company developing precisely targeted therapeutics for genetic forms of neurodegenerative disease. She previously served as President and CEO of Nuredis, Inc., a biotechnology company developing small-molecule therapies for nucleotide repeat disorders such as Huntington’s disease. In 2014, Ms. Smith was appointed President and CEO at Raptor Pharmaceuticals, a public biotechnology company with two commercial medicines for orphan diseases, where she served until its acquisition in 2016 (by Horizon Pharmaceuticals, Inc.). Prior to joining Raptor, Ms. Smith served as the Chief Commercial Officer at Enobia Pharmaceuticals (acquired by Alexion Pharmaceuticals, Inc.). Earlier in her career, she held positions of increasing responsibility at Jazz Pharmaceuticals plc, Genzyme, Novazyme and Bristol-Myers Squibb Company.

Ms. Smith previously served on the board of directors of Audentes Therapeutics, Inc., a genetic medicines company, and as a director on the Health and Emerging Companies Section Governing Boards of the Biotechnology Industry Organization (BIO). She currently serves on the board of directors of Exelixis, Inc., a public genomics-based drug discovery company. Ms. Smith holds a B.S. in biological and nutritional sciences from Cornell University.

About Stoke Therapeutics

Stoke Therapeutics (Nasdaq: STOK), is a biotechnology company pioneering a new way to treat the underlying causes of severe genetic diseases by precisely upregulating protein expression to restore target proteins to near normal levels. Stoke aims to develop the first precision medicine platform to target the underlying cause of a broad spectrum of genetic diseases in which the patient has one healthy copy of a gene and one mutated copy that fails to produce a protein essential to health. These diseases, in which loss of approximately 50% of normal protein expression causes disease, are called autosomal dominant haploinsufficiencies. Stoke is headquartered in Bedford, Massachusetts with offices in Cambridge, Massachusetts. For more information, visit https://www.stoketherapeutics.com/ or follow the company on Twitter at @StokeTx.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Stoke’s expectation about timing and execution of anticipated milestones with respect to STK-001, including advancement of STK-001 to the clinical stage, and expansion of the Company’s pipeline. Statements including words such as “plan,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause Stoke’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Stoke’s ability to develop, obtain regulatory approval for and commercialize STK-001 and its future product candidates, the timing and results of preclinical studies and clinical trials, Stoke’s ability to protect intellectual property; and other risks set forth in our most recent annual or quarterly report and in other reports we have filed with the U.S. Securities and Exchange Commission. These forward-looking statements are based on our current believes and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

Stoke Media & Investor Contact:

Dawn Kalmar

Vice President, Head of Corporate Affairs

dkalmar@stoketherapeutics.com

781-303-8302